Exhibit 99.B.h.(vi)

AMENDMENT NUMBER 5 TO

TRANSFER AGENCY AND SERVICE AGREEMENT

Pursuant to the Transfer Agency and Service Agreement by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc. and Hartford Administrative Services Company dated as of February 1, 2006, Exhibit A attached hereto is hereby amended.

THE HARTFORD MUTUAL FUNDS, INC.
THE HARTFORD MUTUAL FUNDS II, INC.

By:	/s/Robert Arena
Name:	Robert Arena
Title:	President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

By:	/s/Tamara Fagely
Name:	Tamara Fagely
Title:	Chief Financial Officer and Vice President

Effective Date: November 1, 2009

EXHIBIT A

TA FEE SCHEDULE

(as amended on November 1, 2009)

Class A, B, C, and I Shares:

$28.75 per Check & App Shareholder Participant Account

$20.50 per Omnibus Shareholder Participant Account

$18.00 per Network Shareholder Participant Account

$14.50 per Third Party Administrator Shareholder Participant Account

Class R3, R4 and R5 Shares:

$28.75 per Check & App Shareholder Account

$20.50 per Omnibus Shareholder Account

$18.00 per Network Shareholder Account

$14.50 per Third Party Administrator Shareholder Account

Class Y Shares:

0.05% of assets in each Portfolio; provided however, that the annual aggregate TA Fee paid by the Funds for Class Y Shares shall not exceed $150,000.

Out of pocket expenses pursuant to Section 2.2 and 2.3 of the Agreement do not include postage, solicitation, tabulation and printing expenses related to proxy solicitations, unless otherwise agreed to by the Funds and HASCO.